Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE: November 30, 2016

CONTACT:	Dan Lombardo, InvenTrust Properties Corp. 630-570-0605 or dan.lombardo@inventrustproperties.com

INVENTRUST PROPERTIES CORP. APPOINTS CHRISTY L. DAVID DEPUTY GENERAL COUNSEL

Oak Brook, Ill. — InvenTrust Properties Corp. (“InvenTrust” or the “Company”), today announced that Christy L. David, Managing Counsel - Transactions for InvenTrust, has been appointed Vice President, Deputy General Counsel and Secretary. Ms. David’s appointment follows the departure of Scott W. Wilton, Executive Vice President, General Counsel and Secretary. All actions were effective immediately.

“Christy has been an integral part of the legal team for InvenTrust” said Thomas McGuinness, InvenTrust’s President and Chief Executive Officer. “Over the past 10-years, Christy has taken on increased responsibility while supporting the changing legal needs of the Company. I am pleased to have her take on this expanded role.”

Throughout her time with InvenTrust, Ms. David has been intimately involved in several large platform transactions and spin-offs, as well as all property-level acquisitions and dispositions. Ms. David also managed the legal matters and established the corporate governance program of InvenTrust’s hotel platform, Xenia Hotel & Resorts, prior to Xenia’s spin-off and listing, and was responsible for reviewing and negotiating the Company’s previous debt and financing agreements. The Company believes these considerations, along with her real estate expertise make Ms. David well-prepared to serve in this new role.

Mr. McGuinness continued, “I want to thank Scott for his service and counsel to InvenTrust over the past 12 years, particularly his guidance during our self-management transactions and our hotel and non-core platform spin-offs, and throughout our various improved corporate governance initiatives. We were fortunate to have Scott as part of the InvenTrust executive team during what was a transitional period for the Company and we wish him every success in the future.”

“I am honored to take on this opportunity and expanded role with InvenTrust,” said Ms. David. “I look forward to working closely with Tom and the management team to successfully execute on the Company’s long-term strategy.”

About Christy L. David

Ms. David served as Managing Counsel – Transactions at InvenTrust from April 2014 to November 2016. Prior to that, Ms. David served at the Inland Group Inc., managing, reviewing and drafting legal documents and matters for InvenTrust’s acquisitions, dispositions, corporate contracts and spin-offs. Prior to joining the Inland Group, Ms. David served as an Associate Attorney at The Thollander Law Firm and served in various roles at David & Associates. Ms. David serves on the Executive Committee of the Ravinia Associates Board as Co-Chair of Music Matters and Co-Chair of the Strategic Planning Committee. Ms. David received a Juris Doctor from Washington University School of Law and a Bachelor of Business Administration in Finance from Loyola University.

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About InvenTrust Properties Corp.

InvenTrust Properties Corp. is a pure-play retail company with a focus on acquiring open-air centers with a disciplined approach, in key growth markets with favorable demographics. This acquisition strategy, along with our innovative and collaborative property management approach, ensures the success of both our tenants and business partners and drives net operating income growth for the Company. InvenTrust became a self-managed REIT in 2014 and as of September 30, 2016, is an owner and manager of 88 retail properties, representing 15.1 million square feet of retail space, and one non-core property.

Forward-Looking Statements Disclaimer

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain and involve known and unknown risks that are difficult to predict. Factors that may cause actual results to differ materially from current expectations include, among others, the Risk Factors included in InvenTrust’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.